     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        LITCHFIELD FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   MASSACHUSETTS                                        04-3023928
          (STATE OR OTHER JURISDICTION OF                  (IRS EMPLOYER IDENTIFICATION NUMBER)
          INCORPORATION OR ORGANIZATION)

             430 MAIN STREET, WILLIAMSTOWN, MA 01267, (413)458-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              RICHARD A. STRATTON

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        LITCHFIELD FINANCIAL CORPORATION
               430 MAIN STREET, WILLIAMSTOWN, MASSACHUSETTS 01267
                                 (413)458-1000
                            ------------------------
                                   COPIES TO:

                JAMES WESTRA, ESQ.                                 BOB F. THOMPSON, ESQ.
            HUTCHINS, WHEELER & DITTMAR                           BASS, BERRY & SIMS PLC
            A PROFESSIONAL CORPORATION                          2700 FIRST AMERICAN CENTER
                101 FEDERAL STREET                              NASHVILLE, TENNESSEE 37238
            BOSTON, MASSACHUSETTS 02110                                (615)742-6200
                   (617)951-6600

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                              AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES           TO BE              OFFERING PRICE           AGGREGATE              AMOUNT OF
          TO BE REGISTERED                  REGISTERED              PER NOTE(1)       OFFERING PRICE(1)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Notes................................      $100,000,000               100%               $100,000,000             $29,500
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY   , 1998
PROSPECTUS

                                  $100,000,000

                               [LITCHFIELD LOGO]

                                     NOTES

     Litchfield Financial Corporation ("Litchfield" or the "Company") may offer from time to time up to $100,000,000 aggregate initial offering price of its debt securities (the "Notes") on terms to be determined at the time of offering. The specific designation, aggregate principal amount, maturity, rate and times of payment of interest, if any, redemption and sinking fund terms, if any, other specific terms and any listing on a securities exchange of each series of the Notes in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus supplement hereto (each a "Prospectus Supplement"), together with the terms of offering of the Notes. The terms will be established by negotiation or by competitive bid.

                            ------------------------

            THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 3.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Company may sell the Notes in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The names of any such underwriters or agents and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. Prospectus information and net proceeds to the Company from the sale of each series of Notes will also be set forth in such Prospectus Supplement. See "Plan of Distribution" herein.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JULY      , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-3 (herein, with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete; with respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, or incorporated by reference to exhibits previously filed, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed on The Nasdaq Stock Market's National Market, and such reports, proxy statements and other information can also be inspected at the Offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act, are incorporated in and made a part of this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

          (c) The definitive Proxy Statement dated March 24, 1998 for the Annual Meeting of the Company's stockholders held on April 24, 1998.

     All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to Ronald E. Rabidou, Chief Financial Officer and Treasurer, Litchfield Financial Corporation, 430 Main Street, Williamstown, MA 01267 (telephone number:
413-458-1000).

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENTS, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes offered hereby:

     General Business Risks. The Company's business is subject to various business risks. The level of the Company's revenues is dependent upon demand for the type of loans originated, purchased, sold and serviced by the Company from both potential borrowers and investors. Future declines in real estate values, changes in prevailing interest rates and changes in the availability of attractive returns on alternative investments each could make loans of the type originated and purchased by the Company less attractive to borrowers and investors.

     Funding and Liquidity. The Company has a constant need for working capital to fund its lending, purchasing and securitization activities and, as a result, generally has experienced negative cash flows from operations. Historically, the Company has funded any negative cash flows from operations by borrowing under secured lines of credit and issuing long-term debt and equity securities. The Company's lines of credit are renewable on one to three year bases. The Company had secured lines of credit totaling $117.5 million with six financial institutions as of March 31, 1998. Outstanding borrowings on these lines of credit were $23,125,000 at March 31, 1998. To date, the Company has issued $122.8 million of long-term debt and has publicly issued $46.3 million of equity securities.

     The Company also has a $150.0 million revolving line of credit and sale facility as part of an asset backed commercial paper facility with a multi-seller commercial paper conduit. The facility expires in June 2001. As of March 31, 1998, the outstanding balance of the sold or pledged loans securing this facility was $116.6 million. Outstanding borrowings on this facility were $97,000 at March 31, 1998. The Company has an additional revolving line of credit and sale facility of $25.0 million with another multi-seller commercial paper conduit. The facility expires in March 2000. As of March 31, 1998, the outstanding aggregate balance of the sold or pledged loans under the facility was $13.3 million.

     There can be no assurance that the Company will continue to be able to obtain financing or raise capital on terms satisfactory to the Company. To the extent the Company cannot raise additional funds, lack of liquidity could have a material adverse impact on its operations and its ability to repay the Notes.

     Impact of Economic Cycles. The business risks associated with the Company's business become more acute in an economic slowdown. Asset values generally decrease and delinquencies, foreclosures and loan losses generally increase during economic slowdowns or recessions, and any such future slowdowns could adversely affect future operations of the Company.

     Interest Rate Risk. The Company's interest and fees on loans, gain on sale of loans and interest expense are affected by changes in interest rates. The Company could be adversely affected by interest rate increases if its variable rate liabilities exceed its variable rate assets or if the rates on its variable rate liabilities increase sooner or to a greater extent than the rates on its variable rate assets.

     The Company seeks to mitigate a portion of its interest rate risk by attempting to match fixed and variable rate assets and liabilities, instituting interest rate floors and by entering into interest rate swaps on certain of its variable rate assets, and purchasing interest rate caps on certain of its variable rate liabilities. There can be no assurance that the Company's attempts to mitigate its interest rate risk will be effective.

     Competition. The finance business is highly competitive, with competition occurring primarily on the basis of customer service and the term and interest rate of the loans. Traditional competitors in the finance business include commercial banks, credit unions, thrift institutions, industrial banks and other finance companies, many of which have considerably greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will not face increased competition from existing or new financial institutions and finance companies. In addition, the Company may enter new lines of business that may be highly competitive and may have competitors with greater financial resources than the Company.

     Credit Risks. The Company's loans are subject to delinquency and default risk. General downturns in the economy and other factors beyond the Company's control may have an adverse effect on the Company's delinquency and default rates. The Company's A&D Loans and, to a lesser extent, its Hypothecation Loans have a greater concentration of credit risk due to their larger size and their development and marketing risk.

     The Company's VOI Loans (hereinafter defined) are subject to certain risks associated with VOI ownership. Although individual VOI owners are obligated to make payments under their purchase obligation irrespective of any defect in, damage to, or change in conditions of the vacation resort (such as erosion, construction of adjacent or nearby properties, or environmental problems) or of any breach of contract by the property owners association to provide certain services to the VOI borrowers (including any such breach resulting from a destruction of the resort) or of any other loss of benefits related to their unit week(s) (including cessation of the ability of the borrowers to exchange their time intervals in the resort for time intervals in other unaffiliated resorts), any such material defect, damage, change, breach of contract, or loss of benefits is likely to result in a delay in payment or default by a substantial number of the borrowers whose VOIs are affected. The costs of liquidating unit weeks securing defaulted loans are likely to be substantially higher than such costs for traditional mortgage loans, and this may materially affect the amounts realized by the Company on defaulted loans.

     Estimates of Future Prepayment and Default Rates. A significant portion of the Company's revenues historically has been comprised of gains on sales of loans. The gains are recorded in the Company's revenues and on its balance sheet (as retained interests on loan sales) at the time of sale, and the amount of gains recorded is based in part on management's estimates of future prepayment and default rates and other considerations in light of then-current conditions. If actual prepayments with respect to loans occur more quickly than was projected at the time such loans were sold, as can occur when interest rates decline, interest income would be less than expected and earnings would be charged in the current period. If actual defaults with respect to loans sold are greater than estimated, charge-offs would exceed previously estimated amounts and earnings would be charged in the current period.

     Expansion of Business. The Company has increased the number and average principal amount of its Hypothecation and A&D Loans. A&D Loans are larger commercial loans to land dealers and resort developers and, consequently, have a greater concentration of credit risk than the Company's Purchased Loans. A&D Loans for timeshare resorts are also subject to greater risk because their repayment depends on the successful completion of the development of the resort and the subsequent successful sale of a substantial portion of the resort's timeshare interests. The Company may seek to limit its exposure to any one developer by participating a portion of an A&D Loan with another lender.

     The Company has historically made Hypothecation Loans to land dealers and resort developers secured by Land Loans and VOI Loans, respectively. Hypothecation Loans are commercial loans that have significantly larger balances than the Company's Purchased Loans and, consequently, have a greater concentration of credit risk which is only partially offset by the lesser concentration of credit risk of the underlying collateral.

     In addition, the Company has recently expanded its marketing of Hypothecation Loans to include loans to other finance companies secured by other types of receivables. These loans may be subject to additional risk because the Company has relatively less experience with these other types of receivables than with Land Loans or VOI Loans. In addition, these loans may be larger than the Company's average Hypothecation Loans and may provide the Company with an option to take an equity position in the borrower.

     Fluctuations in Quarterly Results of Operations. Since gains on sales of loans are a significant portion of the Company's revenues, the timing of loan sales has a significant effect on the Company's quarterly results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter.

     Contingent Repurchase Obligations. In connection with certain of the Company's whole loan sales to investors, the Company has committed to repurchase such loans that become 90 days past due. These contingent obligations are subject to various terms and conditions, including limitations on the amounts of loans which must be repurchased. The Company has also guaranteed payment of loans included in certain of its securitization programs. As of March 31, 1998, the Company had outstanding contingent repurchase obligations in the aggregate amount of approximately $9.9 million. In addition, when the Company sells loans through securitization programs, the Company commits to replace any loans that do not conform to certain representations and warranties included in the operative loan sale documents.

     Third Party Servicer. The Company uses a third party to provide certain data processing services in connection with the servicing of its loans. The third party's systems and controls support the servicing, collecting and monitoring of the Serviced Portfolio as well as certain accounting and management functions of the Company. There can be no assurance that the third party will continue to provide these services in the future or that its systems and controls will continue to be adequate to support the Company's growth. A failure of the third party's automated systems or its controls over data integrity or accuracy could have a material adverse effect on the Company's operations and financial condition.

     Year 2000 Compliance. The Company uses and is dependent upon a significant number of computer software programs and operating systems to conduct its business. The Company believes that substantially all of its operating systems are year 2000 compliant. To the extent that the Company relies on outside software vendors, year 2000 compliance matters will not be within the Company's direct control. In addition, the Company has relationships with vendors, customers and other third parties that rely on computer software that may not be year 2000 compliant. There can be no assurance that year 2000 compliance failures by the Company and such third parties will not have a material adverse effect on the Company's results of operations.

     Regulation. The operations of the Company are subject to extensive regulation by federal, state and local government authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation which restricts the subdivision of rural land and numerous states have enacted regulations in connection with VOIs. Although the Company believes that its activities are in compliance in all material respects with applicable federal, state and local laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations or interpretations thereof will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned under loans originated or purchased by the Company, or otherwise adversely affect the business or prospects of the Company.

     Environmental Liabilities. In the course of its business, the Company has acquired, and may in the future acquire, properties securing defaulted loans. Although substantially all of the Company's Land Loans are secured by mortgages on rural land, there is a risk that hazardous substances or waste could be discovered on such properties after foreclosure by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

     Dependence on Senior Management. The Company's success depends upon the continued contributions of its senior management. The loss of services of certain of the Company's executive officers could have an adverse effect upon the Company's business. The Company maintains key man insurance on the life of Richard A. Stratton, its Chief Executive Officer and President.

     Limited Market for Notes. The Company has no present intention to have the Notes authorized for quotation on the Nasdaq stock market or any other quotation system or listed on any securities exchange. Although the Company has been advised that the Underwriters currently intend to make a market in the Notes, the Underwriters are under no obligation to do so or to continue any market making activities if commenced. No assurance can be given that an active trading market for the Notes will develop.

     Leverage. The issuance of the Notes will increase the Company's leverage to the extent that the proceeds of the Offering are not used to satisfy indebtedness of the Company and/or over time to the extent the Company reborrows on any indebtedness paid down with such proceeds. The consequences of increased leverage include: (i) the Company's increased vulnerability to changes in economic conditions and competition; (ii) the potential limitations on the Company's access to capital markets and ability to refinance its secured financing facilities; and (iii) the dedication of a substantial portion of the Company's available cash to debt service, thereby reducing cash available to fund expanding business operations and future business opportunities.

     Limited Covenants in the Indenture; Absence of Sinking Fund. The Indenture pursuant to which the Notes will be issued may contain financial and operating covenants including, among others, limitations on the Company's ability to pay dividends, incur additional indebtedness and engage in certain transactions. This may include limitations on certain consolidations, mergers or transfers of all or substantially all of its assets. The covenants in the Indenture may be limited and not designed to protect the Noteholders in the event of a material adverse change in the Company's financial condition or results of operations. Further, the Notes may not have the benefit of any sinking fund payments by the Company. See "Description of Notes."

                                  THE COMPANY

     Litchfield Financial Corporation (the "Company") is a specialty finance company that provides financing to creditworthy borrowers for assets not typically financed by banks. The Company provides such financing by purchasing consumer loans and by making loans to businesses secured by consumer receivables or other assets.

     The Company purchases consumer loans (the "Purchased Loans") consisting primarily of loans to purchasers of rural and vacation properties ("Land Loans") and vacation ownership interests, popularly known as timeshare interests ("VOI Loans"). The Company also provides financing to rural land dealers, timeshare resort developers and other finance companies secured by receivables ("Hypothecation Loans") and to dealers and developers for the acquisition and development of rural land and timeshare resorts ("A&D Loans"). In addition, the Company purchases other loans, such as consumer home equity loans and consumer construction loans, and provides financing to other businesses secured by receivables or other assets ("Other Loans").

     Land Loans are typically secured by one to twenty acre rural parcels. Land Loans are secured by property located in 35 states, predominantly in the southern United States. VOI Loans typically finance the purchase of ownership interests in fully furnished vacation properties. VOI Loans are secured by property located in 17 states, predominantly in California, Florida and Pennsylvania. The Company requires most dealers or developers from whom it buys loans to guarantee repayment or replacement of any loan in default. Ordinarily, the Company retains a percentage of the purchase price as a reserve until the loan is repaid.

     The Company extends Hypothecation Loans to land dealers, resort developers and other finance companies secured by receivables. Hypothecation Loans typically have advance rates of 75% to 90% of the current balance of the pledged receivables and variable interest rates based on the prime rate plus 2% to 4%.

     The Company also makes A&D Loans to land dealers and resort developers for the acquisition and development of rural land and timeshare resorts in order to finance additional receivables generated by the A&D Loans. At the time the Company makes A&D Loans, it typically receives an exclusive right to purchase or finance the related consumer receivables generated by the sale of the subdivided land or timeshare interests. A&D Loans typically have loan to value ratios of 60% to 80% and variable interest rates based on the prime rate plus 2% to 4%.

     The principal sources of the Company's revenues are (i) interest and fees on loans, (ii) gains on sales of loans and (iii) servicing and other fee income. Gains on sales of loans are based on the difference between the allocated cost basis of the assets sold and the proceeds received, which includes the fair value of any assets or liabilities that are newly created as a result of the transaction. Because a significant portion of the Company's revenue is comprised of gains realized upon sales of loans, the timing of such sales has a significant effect on the Company's results of operations. As of March 31, 1998, the Company had sold $265.0 million of Land Loans, $54.1 million of VOI Loans and $47.6 million of Hypothecation Loans since its inception.

     As of March 31, 1998, the Company serviced loans with a principal balance of $338.5 million (the "Serviced Portfolio"), of which the Company owned $154.3 million. As of March 31, 1998 the Serviced Portfolio was comprised of 52.5% Purchased Loans, 32.3% Hypothecation Loans, 12.8% A&D Loans and 2.4% Other Loans. The average principal balance of the Land Loans in the Serviced Portfolio was $13,200 with a weighted average remaining maturity of 12.1 years and a weighted average interest rate of 12.0%. Approximately 82.5% of such loans had fixed rates of interest. The average principal balance of the VOI Loans in the Serviced Portfolio was $3,500 with a weighted average remaining maturity of 3.8 years and a weighted average interest rate of 14.6%. Approximately 96.3% of such loans had fixed rates of interest. The average principal balance of the Hypothecation Loans in the Serviced Portfolio was $1,401,000 with a weighted average interest rate of 11.5% and an average advance rate of 84.0%. Approximately 88.5% of such loans had variable rates of interest. The average principal balance of the A&D Loans in the Serviced Portfolio was $545,000 with a weighted average interest rate of 11.6% and an average loan to value ratio of 71%. Approximately 86.1% of such loans had variable rates of interest. As of March 31, 1998, loans 30 days or more past due which are not covered by dealer/developer reserves or guarantees and not included in other real estate owned were 1.20% of the Serviced Portfolio. For the three months ended March 31, 1998, annualized net charge-offs were .66% of the average Serviced Portfolio.

     The Company was founded in November 1988. The Company's strategy has been to build its Serviced Portfolio by acquiring loan portfolios from rural land dealers, resort developers and financial institutions and by providing loans to such dealers, developers and other finance companies secured by receivables. The Company also provides A&D Loans in order to have the opportunity to finance additional receivables generated by these A&D loans. As part of its business and financing strategy, the Company seeks niche markets where its underwriting expertise and ability to provide value-added services enable it to distinguish itself from its competitors and earn an attractive rate of return on its invested capital. Initially, the Company pursued this strategy by financing consumer Land Loans through a land dealer network and portfolio acquisitions. Subsequently, the Company extended its strategy to financing consumer VOI Loans and providing Hypothecation Loans to land dealers and resort developers. In 1995, the Company significantly expanded its financing of VOIs when it acquired approximately $41.5 million of VOI related loans and assets as part of its purchase of the Government Employees Financial Corporation ("GEFCO") portfolio. In 1997 and 1998, the Company has expanded its financing of Hypothecation Loans to other finance companies secured by other types of receivables, which to date have included construction loans, tax lien certificates and healthcare receivables. The Company expects to continue to expand its specialty finance company lending. These loans may be larger than the Company's average Hypothecation Loans and may provide the Company an option to take an equity position in the borrower. The Company's objective is to identify other lending opportunities or lines of business to diversify its portfolio as it did with VOI Loans and Hypothecation Loans.

                                USE OF PROCEEDS

     Except as may be otherwise stated in the applicable Prospectus Supplement hereto, it is expected that the Company will use the net proceeds from the sale of the Notes for general corporate purposes, which may include the funding of originations and loan purchases, the funding of cash requirements of the Company's future loan securitizations or the repayment of certain of the Company's indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For the three-month period ended March 31, 1998 and the last five fiscal years, the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

                                                 YEARS ENDED DECEMBER 31,
                                             --------------------------------   THREE MONTHS ENDED
                                             1993   1994   1995   1996   1997     MARCH 31, 1998
                                             ----   ----   ----   ----   ----   ------------------
Ratio of Earnings to Fixed Charges.........  2.35   2.37   1.90   2.19   2.01          1.84

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes and extraordinary item and fixed charges. Fixed charges consist of interest charges and the amortization of debt expense.

                              DESCRIPTION OF NOTES

GENERAL

     The Notes are to be issued under an Indenture dated as of July 15, 1998, and one or more supplemental indentures (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The particular terms of any series of Notes offered by any Prospectus Supplement (each such series individually the "Offered Notes") will be described in the Prospectus Supplement relating to such Offered Notes (the "Applicable Prospectus Supplement"). A copy of the Indenture is an exhibit to the Registration Statement of which this Prospectus is a part and a copy of a form of Supplemental Indenture will be filed by the Company with the Commission as an exhibit to a document which will be incorporated by reference herein. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and the applicable supplemental indenture, including the definitions therein of certain terms. Capitalized terms not otherwise defined in this Prospectus shall have the meanings given to them in the Indenture.

     The Indenture provides that Notes may be issued from time to time in one or more series in an aggregate principal amount up to $100,000,000. The Notes will be issued as fully-registered Notes only in integral multiples of $1,000 and will be direct unsecured obligations of the Company.

     The Applicable Prospectus Supplement will describe the following terms of the Offered Notes: (a) the title of the Offered Notes; (b) any limit on the aggregate principal amount of the Offered Notes; (c) the date or dates on which the Offered Notes will mature; (d) the rate or rates per annum at which the Offered Notes will bear interest and the date or dates from which such interest will accrue and the dates on which such interest on the Offered Notes will be payable and the record date for such interest payment dates; (e) the terms of any rights of the Company to redeem the Offered Notes at its option; (f) the terms of any rights of the Holders to redeem the Offered Notes at their option; and (g) any other terms of the Offered Notes.

REDEMPTION AT HOLDER'S OPTION

     Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default and such Event of Default has not been waived and such declaration has not been rescinded or annulled, a holder has the right to present Notes for payment prior to their maturity, and the Company will redeem the same (or any portion of the principal amount thereof which is $1,000 or an integral multiple thereof, as the holder may specify) subject to the limitations that the Company will have no obligation to redeem Notes in excess of the following annual maximum amounts, or the applicable annual maximum amounts set forth in any applicable supplemental indenture (collectively, the "Annual Amount Limitations") of (A) $25,000 in aggregate principal amount per holder for any Redemption Period (defined below) and (B) for any Redemption Period, an aggregate principal amount for all Notes submitted for redemption equal to five percent (5%) of the aggregate original principal amount of the Notes of all series theretofore issued under the Indenture (the "Five Percent Limitation"). Notes submitted for redemption, except for Notes submitted for redemption following the death of a holder, must be submitted on or prior to the date that is sixty (60) days prior to the end of the applicable Redemption Period, for redemption on the last day of such Redemption Period. If the $25,000 per holder limitation has been reached and the Five Percent Limitation has not been reached, if Notes have been properly presented for payment, each in an aggregate principal amount exceeding $25,000, the Company will redeem such Notes in order of their receipt (except Notes presented for payment in the event of death of a holder, which will be given priority in order of their receipt), up to the aggregate limitation of five percent (5%) of the aggregate principal amount of the Notes of all series issued under the Indenture, notwithstanding the $25,000 limitation. "Redemption Period" shall mean the period of time beginning with the date of issuance of Notes hereunder and ending with the first day of the thirteenth month following such date, and every twelve (12) month period thereafter.

     Subject to the Annual Amount Limitations (and unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default and such Event of Default has not been waived and such declaration has not been rescinded or annulled), the Company will, at any time upon the death of any holder, redeem Notes within sixty (60) days following receipt by the Trustee of a written request therefor from such holder's personal representative, or surviving joint tenant(s), tenant by the entirety or tenant(s) in common.

     The price to be paid by the Company for all Notes presented to it for redemption pursuant to these provisions is 100% of the principal amount thereof to be redeemed, plus accrued but unpaid interest on such principal amount to the date of payment.

     In the case of Notes registered in the names of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), the $25,000 limitation shall apply to each beneficial owner of Notes held by a Qualified Institution and the death of such beneficial owner shall entitle a Qualified Institution to seek redemption of such Notes as if the deceased beneficial owner were the record holder. A Note held in tenancy by the entirety, joint tenancy or tenancy in common will be deemed to be held by a single holder, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a holder. A person who is entitled to substantially all of the beneficial interests of ownership of a Note will be deemed to be the holder, if such beneficial interest can be established to the satisfaction of the Trustee, and the death of such person will be deemed to be the death of the holder, regardless of the registered holder. For purposes of a holder's request for redemption and a request for redemption on behalf of a deceased holder, such beneficial interest shall be deemed to exist in cases of street name or nominee ownership, ownership by a custodian for the benefit of a minor under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife (including individual retirement accounts or Keogh plans maintained solely by or for the holder or decedent, or by or for the holder or decedent and his or her spouse), and trusts and certain other arrangements where a person has substantially all of the power to sell, transfer or otherwise dispose of a Note and the right to receive the proceeds therefrom, as well as interest and principal payable with respect thereto.

     Notes may be presented for redemption by delivering to the Trustee: (a) a written request for redemption, in a form satisfactory to the Trustee, signed by the registered holder(s) or his or her duly authorized representative, (b) the Note to be redeemed, free and clear of any liens or encumbrances of any kind, and (c) in the case of a surviving tenant or personal representative of a deceased holder or beneficial owner, appropriate evidence of such death and, if made by a representative of a deceased holder, appropriate evidence of authority to make such request. Qualified Institutions must submit evidence, satisfactory to the Trustee, that they hold Notes on behalf of such beneficial owner and must certify that the aggregate amount of requests for redemption tendered by such Qualified Institution on behalf of each beneficial owner in the initial period or in any subsequent twelve (12) month period does not exceed $25,000.

     Any Notes presented for redemption at the option of the holder may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal to the Trustee (a) in cases other than by reason of death of a holder on or prior to the date that is sixty (60) days prior to the end of the applicable Redemption Period, or (b) prior to the issuance of a check in payment thereof or any other form of payment authorized by the Indenture in the case of Notes presented by reason of the death of a holder.

     Notes presented for redemption as set forth above will be redeemed in order of their receipt by the Trustee, except that Notes presented for payment in the event of death of a holder will be given priority in order of their receipt, over other Notes. Notes not redeemed in any such period because they have not been presented on or prior to the date that is sixty (60) days prior to the end of the applicable Redemption Period or because of the Annual Amount Limitations will be held in order of their receipt for redemption during the following twelve (12) month period(s) until redeemed, unless sooner withdrawn by the holder. Holders of Notes presented for redemption shall be entitled to and shall receive scheduled monthly payments of interest thereon on scheduled Interest Payment Dates until their Notes are redeemed.

     In the case of any Notes which are presented for redemption in part only, upon such redemption the Company shall execute and the Trustee shall authenticate and deliver to or on the order of the holder of such Notes, without service charge, a new Note(s), of any authorized denomination or denominations as requested by such holder, in aggregate principal amount equal to the unredeemed portion of the principal of the Notes so presented. Nothing herein shall prohibit the Company from redeeming, in acceptance of tenders made pursuant hereto, Notes in excess of the principal amount that the Company is obligated to redeem, nor from purchasing any Notes in the open market. However, the Company may not use any Notes purchased in the open market as a credit against its redemption obligations hereunder.

NOTEHOLDERS' RIGHTS TO PREPAYMENT AFTER FUNDAMENTAL STRUCTURAL CHANGE OR SIGNIFICANT SUBSIDIARY DISPOSITION

     In the event of any Fundamental Structural Change of the Company (as defined herein below) or a Significant Subsidiary Disposition (as defined herein below), each holder of Notes will have the right, at the holder's option and subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided the principal amount of such part is $1,000 or an integral multiple thereof) of the holder's Notes on the date that is 75 days after the occurrence of the Fundamental Structural Change or Significant Subsidiary Disposition (the "Repurchase Date") at a price equal to 100% of the principal amount thereof plus accrued but unpaid interest to the Repurchase Date, unless on or before the date that is 40 days after the occurrence of the Fundamental Structural Change or Significant Subsidiary Disposition, the Notes have received a rating of Baa3 or better by Moody's Investors Service, Inc., or BBB- or better by either

Standard & Poor's Corporation or Duff & Phelps Credit Rating Co. Neither the Board of Directors of the Company nor the Trustee has the ability to waive the Company's obligation to redeem a holder's Notes upon request in the event of a Fundamental Structural Change or Significant Subsidiary Disposition. Exercise of this redemption option by a holder is irrevocable.

     If a Fundamental Structural Change or Significant Subsidiary Disposition occurs, unless the Notes have received a rating as described in the immediately preceding paragraph, the Company is obligated to provide promptly, but in any event within three business days after expiration of the 40 day period referenced above, notice to the Trustee, who shall promptly (and in all events within five days after receipt of notice from the Company) notify all holders of the Notes, of the Fundamental Structural Change or Significant Subsidiary Disposition, which notice shall state, among other things (i) the availability of the redemption option, (ii) the date before which a holder must notify the Trustee of such holder's intention to exercise the redemption option (which date shall be no more than three business days prior to the Repurchase Date), and
(iii) the procedure such holder must follow to exercise such right. To exercise this right, the holder must deliver to the Trustee on or before the close of business on the Repurchase Date, written notice of such holder's redemption election signed by such holder or its authorized representative and the Note or Notes to be redeemed free of liens or encumbrances.

     Under the Indenture, a "Fundamental Structural Change" in the Company is deemed to have occurred at such time as (i) the Company shall consolidate with or merge into any other corporation or partnership, or convey, transfer or lease all or substantially all of its assets to any person other than as part of a loan securitization or sale entered into in the ordinary course of business,
(ii) any person shall consolidate with or merge into the Company pursuant to a transaction in which at least a majority of the common stock of the Company then outstanding is changed or exchanged or in which the number of shares of common stock issued by the Company in the transaction to persons who were not stockholders of the Company immediately prior to such transaction is greater than the number of shares outstanding immediately prior to the transaction,
(iii) any person shall purchase or otherwise acquire in one or more transactions beneficial ownership of 50% or more of the common stock of the Company outstanding on the date immediately prior to the last purchase or other acquisition, (iv) the Company or any subsidiary shall purchase or otherwise acquire in one or more transactions during the twelve month period preceding the date of the last such purchase or other acquisition an aggregate of 25% or more of the common stock of the Company outstanding on the date immediately prior to the last such purchase or acquisition, or (v) the Company shall make a distribution of cash, property or securities to holders of common stock in their capacity as such (including by means of dividend, reclassification or recapitalization) which, together with all other distributions during such 12 month period preceding the date of such distribution, has an aggregate fair market value in excess of an amount equal to 25% of the fair market value of common stock of the Company outstanding on the date immediately prior to such distribution.

     Under the Indenture, a "Significant Subsidiary Disposition" shall be deemed to have occurred upon (i) the merger, consolidation, or conveyance or transfer of all or substantially all of the assets of a Significant Subsidiary, or (ii) the issuance, sale, transfer, assignment, pledge or other disposition of the capital stock of a Significant Subsidiary or securities convertible or exchangeable into shares of capital stock of such Significant Subsidiary. A Significant Subsidiary is any subsidiary of the Company the consolidated assets of which constitute 20% or more of the Company's consolidated assets. The Company does not currently have any Significant Subsidiaries.

     Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of conveyance, transfer or lease of less than all of the assets of the Company or a Significant Subsidiary to another person may be uncertain.

     Except as described above with respect to a Fundamental Structural Change or Significant Subsidiary Disposition, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase the Notes in the event of a takeover or similar transaction. Moreover, a recapitalization of the Company or a transaction entered into by the Company with management or its affiliates would not necessarily be included within the definition of a "Fundamental Structural Change" or a

"Significant Subsidiary Disposition." Accordingly, while such definitions cover a wide variety of arrangements which have traditionally been used to effect highly-leveraged transactions, the Indenture does not afford the holders of Notes protection in all circumstances from highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving the Company and its Significant Subsidiaries that may adversely affect holders of Notes.

     The Company has previously issued notes pursuant to indentures that permit the holders thereof to require the Company to repurchase such notes upon the occurrence of events which are substantially identical to those described in the definitions of "Fundamental Structural Change" and "Significant Subsidiary Disposition" above. Such notes rank on a parity with the Notes. No assurance can be given that if a Fundamental Structural Change or Significant Subsidiary Disposition were to occur, there would be sufficient funds available to the Company to pay the amounts outstanding under the Notes, the previously issued notes and any other instruments or facilities then outstanding which are senior to or on a parity with the Notes.

     The Fundamental Structural Change purchase feature of the Notes may, in certain circumstances, make more difficult or discourage a takeover of the Company and thus removal of incumbent management. The Fundamental Structural Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company or part of a plan by management to adopt a series of anti-takeover provisions. Rather, the terms of the Fundamental Structural Change purchase feature are a result of negotiations between the Company and the Underwriters.

     To the extent that the right of redemption by a holder in the event of a Fundamental Structural Change constitutes a tender offer under Section 14(e) of the Exchange Act and the rules thereunder, the Company will comply with all applicable tender offer rules.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The following will be Events of Default: (a) default in the payment of principal, or premium, if any, when due; (b) default in the payment of any interest when due, continued for five days; (c) default in the meeting of any redemption payment when due, continued for five days; (d) default in the performance of any other covenant or warranty of the Company, continued for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 10% in principal amount of the outstanding Notes affected; (e) any default by the Company under the terms of any instrument under which Indebtedness in an aggregate principal amount in excess of $1,000,000 outstanding is accelerated and such acceleration is not rescinded or annulled within 10 days after written notice to the Company from the Trustee or to the Trustee and the Company from the holders of not less than 25% in principal amount of the outstanding Notes; or (f) certain events of bankruptcy, insolvency or reorganization. If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Notes may declare the Notes immediately due and payable.

     The Company is required to deliver quarterly to the Trustee an officer's certificate as to the absence or existence of any default in the performance of any covenant contained in the Indenture or any supplemental indenture during the preceding quarter and is also required to provide the Trustee notice within ten business days after the Company knew or should have known of a default under the Indenture or any supplemental indenture or any other Indebtedness of the Company.

     The Indenture provides that the Trustee will, within 90 days after obtaining notice of the occurrence of a default, give the holders of Notes (and to certain other persons and former noteholders) notice of all uncured defaults known to it; but, except in the case of a default in the payment of principal, or premium, if any, or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders.

     The holders of a majority of the aggregate principal amount of outstanding Notes may on behalf of the holders of all Notes waive certain past defaults, not including a default in payment of principal, or premium, if any, or interest on any Note.

RESTRICTIONS ON ADDITIONAL INDEBTEDNESS

     In the Indenture, the Company has covenanted that on each of June 30, December 31 and any day on which the Company directly or indirectly incurs any Indebtedness (as defined in the Indenture), the Company will maintain a Ratio equal to or in excess of 2:1. The term "Ratio" means the ratio of (A) the Company's earnings before deduction of taxes, depreciation, amortization and interest expense for the twelve month period immediately preceding the date such Ratio is calculated (as shown by a pro forma consolidated income statement of the Company) to (B) the aggregate dollar amount of interest paid by the Company on the Notes and all other Indebtedness of the Company or its subsidiaries during such twelve month period, in each case, after giving effect to the incurrence of such Indebtedness and, if applicable, the application of the proceeds therefrom. The Company is required to deliver to the Trustee, within 45 days after each June 30 and December 31, and each incurrence of Indebtedness, an officer's certificate containing appropriate calculations of the Ratio and the compliance of the Company with this covenant. At March 31, 1998, the Company's Ratio was 2.65:1.

LIMITATION ON DIVIDENDS AND OTHER PAYMENTS

     The Company has agreed pursuant to the Indenture that it will not make, pay or declare any of the following (each a "Restricted Payment"): (i) any dividend or other distribution of property or assets other than dividends paid solely in the Company's stock, (ii) a repayment or defeasance of any indebtedness which is subordinate to the Notes (except, so long as the Notes are not in default, scheduled payments of principal and interest thereon), (iii) an exchange of equity for debt issued subsequent to the last day of the month immediately preceding the date of the first issuance of Notes hereunder, or (iv) any stock repurchase, unless such Restricted Payment when aggregated with all other Restricted Payments is less than the sum of (A) $2,000,000 plus (B) 45% of the Company's and its subsidiaries' cumulative net income earned during the period commencing on the last day of the month immediately preceding the date of the first issuance of Notes hereunder and ending on the date of such Restricted Payment, plus (C) the cumulative cash and non-cash proceeds to the Company of all public or private equity offerings during such time. In addition, the Company is prohibited by the Indenture from making any Restricted Payment if,
(i) by so doing, the Company will be in violation of any other provisions of the Indenture or any other loan agreement or indenture to which the Company is a party, or (ii) there is an existing default under the Indenture.

MERGER, CONSOLIDATION OR SALE OF ASSETS; SUCCESSOR CORPORATION

     The Company has covenanted that it will not merge or consolidate with, or sell all or substantially all of its assets to, any person, firm or corporation unless the Company is the continuing corporation in such transaction and, immediately thereafter, is not in default under the Indenture or, if it is not the continuing corporation, the successor corporation expressly assumes the Company's obligations under the Indenture and, immediately after such transaction, the successor corporation is not in default under the Indenture. Any successor corporation shall succeed to and be substituted for the Company as if such successor corporation has been named as the Company in the Indenture.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of 66 2/3% in principal amount of outstanding Notes, provided that no such modification or amendment may (i) reduce the principal amount of or interest on any Note or change the stated maturity of the principal or the interest payment dates or change the currency in which the Notes are to be paid, without the consent of each holder of any Note affected thereby, or (ii) reduce the percentage of holders of Notes necessary to modify or alter the Indenture, without the consent of the holders of all Notes then outstanding.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture. Its mailing address is 101 Barclay Street, New York, NY 10286.

     The Indenture contains a provision pursuant to which the Company will indemnify the Trustee against any and all losses or liabilities incurred by the Trustee in connection with its execution and performance of the Indenture; provided, however, that such indemnification will not extend to losses resulting from a breach of the Trustee's duties under the Indenture. The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, subject to certain limitations set forth in the Indenture. The Trustee is not required to take any action at the direction of the holders of the Notes unless such holders have provided the Trustee with a reasonable indemnity.

BOOK-ENTRY; DELIVERY AND FORM

     The Notes will initially be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company and registered in the name of Cede & Co., as nominee of The Depository Trust Company. Any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for certificated notes. Upon such issuance, the Trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

                              PLAN OF DISTRIBUTION

     The Company may sell the Notes to or through underwriters, and also may sell the Notes directly to other purchasers or through agents. Such underwriters may include McDonald & Company, Inc. ("McDonald"), Tucker Anthony Incorporated ("Tucker Anthony"), J.C. Bradford & Co. ("Bradford"), Oppenheimer & Co., Inc. ("Oppenheimer") or may be a group of underwriters represented by one or more of McDonald, Tucker Anthony, Bradford, Oppenheimer or one or more other firms. Only underwriters named in the applicable Prospectus Supplement are deemed to be underwriters in connection with the Notes offered thereby.

     The distribution of the Notes may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of the Notes, underwriters may receive compensation from the Company or from purchasers of the Notes for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Notes may be deemed to be underwriters and any discounts or commissions received by them and any profit on the sale of the Notes by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Notes may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

                                 LEGAL MATTERS

     Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, will render an opinion on the legality of the Notes being offered hereby. Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, will pass upon certain legal matters for the Underwriters. James Westra, a shareholder of Hutchins, Wheeler & Dittmar, is a Director of the Company. Mr. Westra owns 1,735 shares of the Company's common stock and has options to acquire another 7,512 shares.

                                    EXPERTS

     The consolidated financial statements of Litchfield Financial Corporation incorporated by reference in Litchfield Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

================================================================================


              TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Documents by
  Reference...........................    2
Risk Factors..........................    3
The Company...........................    7
Use of Proceeds.......................    8
Ratio of Earnings to Fixed Charges....    8
Description of Notes..................    8
Plan of Distribution..................   14
Legal Matters.........................   14
Experts...............................   15

                            ------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


================================================================================




================================================================================


                                  $100,000,000

                       [LITCHFIELD FINANCIAL CORP. LOGO]

                                     NOTES

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                 JULY   , 1998


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The expenses in connection with the issuance and distribution of the securities being registered hereby are estimated as follows:

Registration fee under Securities Act.......................  $ 29,500
Legal fees and expenses.....................................  $ 75,000
Accounting fees and expenses................................  $ 35,000
Printing and engraving......................................  $100,000
Trustees fees and expenses..................................  $ 11,000
Miscellaneous...............................................  $  9,500
                                                              --------
          Total.............................................  $260,000
                                                              ========

---------------
* All amounts are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides as follows:

     "Section 67. Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

     No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

     A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

     Article 7 of the Amended and Restated By-Laws of the Company provides that:

     Each director and officer (and his heirs and personal representatives) shall be indemnified by the Company against any Expenses incurred by him in connection with any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency in which he is involved as a result of his serving or having served as a director or officer, except as limited by law or with respect to a proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. "Expense" means any fine or penalty, and any liability fixed by a judgment, order, decree or award in such a proceeding and any professional fees and other disbursements reasonably incurred in connection with such a proceeding.

     Article Sixth of the Restated Articles of Organization of the Company provides that:

     No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any statutory provision or other law imposing such liability, except for liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the Director derived an improper personal benefit.

     The directors and officers of the Company are insured against liabilities which they incur in their capacity as such under policies of insurance carried by the Company.

ITEM 16.  EXHIBITS

  NUMBER                      DESCRIPTION OF EXHIBIT
  ------                      ----------------------
    1.1    Form of Underwriting Agreement.
    4.1    Indenture, dated as of July 15, 1998, between the Company
           and The Bank of New York, Trustee.
    5.1    Opinion of Hutchins, Wheeler & Dittmar, A Professional
           Corporation.
   12.1    Statement Re: Computation of Ratios.
   23.1    Consent of Independent Auditors.
   23.2    Consent of Hutchins, Wheeler & Dittmar, A Professional
           Corporation (included in Exhibit 5.1).
   24.1    Power of Attorney (included in signature page).
   25.1    Form T-1, Statement of Eligibility of and Qualification
           under the Trust Indenture Act of 1939 of The Bank of New
           York as Trustee.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 15th day of July, 1998.

                                             LITCHFIELD FINANCIAL CORPORATION

                                          By:   /s/ RICHARD A. STRATTON
                                          --------------------------------------
                                             Richard A. Stratton, President,
                                           Chief Executive Officer and Director

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Richard A. Stratton and Heather A. Sica, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                    DATE
                      ---------                                       -----                    ----

               /s/ RICHARD A. STRATTON                   President, Chief Executive        July 15, 1998
-----------------------------------------------------      Officer, and Director
                 Richard A. Stratton

                 /s/ HEATHER A. SICA                     Executive Vice President and      July 15, 1998
-----------------------------------------------------      Director
                   Heather A. Sica

                /s/ RONALD E. RABIDOU                    Chief Financial Officer and       July 15, 1998
-----------------------------------------------------      Treasurer
                  Ronald E. Rabidou

                  /s/ JOHN A. COSTA                      Director                          July 15, 1998
-----------------------------------------------------
                    John A. Costa

                  /s/ GERALD SEGEL                       Director                          July 15, 1998
-----------------------------------------------------
                    Gerald Segel

                  /s/ JAMES WESTRA                       Director                          July 15, 1998
-----------------------------------------------------
                    James Westra

                                 EXHIBIT INDEX

NUMBER                      DESCRIPTION OF EXHIBIT
------                      ----------------------
 1.1     Form of Underwriting Agreement.
 4.1     Indenture, dated as of July 15, 1998, between the Company
         and The Bank of New York, Trustee.
 5.1     Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation.
12.1     Statement Re: Computation of Ratios.
23.1     Consent of Independent Auditors.
23.2     Consent of Hutchins, Wheeler & Dittmar, A Professional
         Corporation (included in Exhibit 5.1).
24.1     Power of Attorney (included in signature page).
25.1     Form T-1, Statement of Eligibility of and Qualification
         under the Trust Indenture Act of 1939 of The Bank of New
         York as Trustee.